4.34



                        ACKNOWLEDGEMENT TO PAY MARK RUMPH


This document is to validate that BioGentech Corp. owes me funds in return for services that have been previously provided on a consulting basis. I provided IT consulting services to BioGentech.

As of this date, the outstanding balance due for my services rendered is $4,160.00.

By:       /s/  Mark Rumph
          -------------------------------------

Name:     Mark Rumph

Date:     4/8/04
          -----------------

Acknowledged and accepted by BioGentech Corp.

By:       /s/   Chas Radovich
          -------------------------------------
          Chas Radovich, President

Date:     4/8/04
          -------------------